Exhibit 99.1

HERCULES REPORTS SECOND QUARTER RESULTS

Wilmington, DE, August 5, 2003 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended June 30, 2003 of $32 million, or $0.29 per diluted share. This compares to a loss of $11 million, or a loss of $0.10 per diluted share for the same period in 2002. The second quarter 2003 and 2002 results included after-tax earnings of $2 million and $10 million, or $0.02 and $0.09 per diluted share, respectively, related to discontinued operations.

Earnings from ongoing operations(1) for the second quarter of 2003 were $0.23 per diluted share. This compares to earnings on the same basis of $0.20 per diluted share in the second quarter of 2002 (please refer to Table 2 for reconciliation of earnings from ongoing operations to GAAP) and $0.13 per diluted share in the first quarter of 2003.

Net sales in the second quarter of 2003 were $472 million, an increase of 8% from the same period last year and a 7% increase compared to the first quarter of 2003. Compared with the second quarter of 2002, sales growth was driven primarily by the Euro's appreciation against the U.S. dollar and higher volume in Aqualon and FiberVisions.

Second quarter of 2003 net sales, as compared to the same period in 2002: increased 23% in Europe; increased 6% in Asia Pacific; were flat in Latin America; and declined 1% in North America.

Profit from operations in the second quarter of 2003 was $73 million compared to $53 million for the same period in 2002. Profit from ongoing operations(1) in the second quarter of 2003 was $74 million, a 10% improvement compared to $67 million in the second quarter of 2002.

"In this difficult operating environment the people of Hercules continue to deliver solid performance," said Dr. William H. Joyce, Chairman and Chief Executive Officer. "Our improved results were achieved in the face of higher pension expenses, higher energy and raw material costs and a difficult pulp and paper marketplace offset to some extent by the favorable strengthening of the Euro. We remained focused on bringing value to our customers, increasing our competitive advantage, improving productivity and delivering significant financial improvement by upgrading operations, primarily through Work Process Redesign."

Interest and debt expense and preferred securities distributions were $33 million in the second quarter of 2003, a decrease of $6 million compared to the second quarter of 2002, due to lower outstanding debt balances resulting from the application of proceeds from asset sales.

(continued)

Capital spending in the second quarter of 2003 was $11 million. Cash outflows for restructuring in the second quarter of 2003 were $5 million. The Company also contributed $40 million to its U.S. pension plan in the second quarter of 2003.

Segment Results

In the Performance Products segment (Pulp and Paper, Aqualon), net sales in the second quarter grew 8% while profit from operations improved 16% as compared to the same quarter last year. Net sales were up 8% and profit from operations increased 29% compared to the first quarter of 2003.

In the Pulp and Paper Division, net sales grew 4% compared to both the second quarter of 2002 and the first quarter of 2003. Profit from operations increased 13% compared to the second quarter of 2002 and increased 29% compared to the first quarter of 2003. North American and European paper customers reduced their demand for product with a number of mills taking shutdowns to adjust for market conditions. Profit from operations benefited from favorable rate of currency exchange, growth in Asia and South America and Work Process improvements, partially offset by unfavorable volume/mix, lower prices and higher pension, raw material and energy costs. Profit from operations in the second quarter of 2003 also benefited from the absence of an asset impairment charge versus the same period last year.

Aqualon's net sales increased 13% compared to the second quarter of 2002 and the first quarter of 2003. Profit from operations improved 18% and 29% compared to the second quarter of 2002 and the first quarter of 2003, respectively. The weaker U.S. dollar, improved volume/mix, higher prices and lower costs resulted in favorable comparisons to the second quarter of 2002.

In the Engineered Materials and Additives segment (FiberVisions, Pinova), net sales in the second quarter increased 9% and 4% compared to the second quarter of 2002 and the first quarter of 2003, respectively. Profit from operations decreased $1 million compared to the second quarter of 2002 and was flat compared with the first quarter of 2003.

Second quarter of 2003 net sales in FiberVisions increased 20% compared to the second quarter of 2002 and increased 3% compared to the first quarter of 2003. Profit from operations increased $2 million compared to the second quarter of 2002 and increased $1 million compared to the first quarter of 2003. Profits in the second quarter of 2003 compared to the same quarter last year were higher due to higher selling prices and favorable rate of currency exchange partially offset by higher polymer costs.

Pinova's second quarter net sales declined 15% compared to the second quarter of 2002 and increased 5% compared to the first quarter of 2003. Profit from operations was down $3 million compared to the second quarter of 2002 and was down $1 million compared to the first quarter of 2003. Lower profits in the second quarter were driven by lower volumes and higher costs.

Second Quarter Conference Call

The Company will hold a teleconference for shareholders and analysts on August 5th beginning at 9 AM EST. To participate in the conference call, dial 973-582-2710, 10 to 15 minutes prior to the call.

(continued)

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.
Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491

HERCULES INCORPORATED

CONSOLIDATED STATEMENT OF INCOME

(Dollars in Millions, except per share data)	(Unaudited)
Table 1 As Reported	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2003	2002	2003	2002
Net sales	$472	$437	$913	$839
Cost of sales	295	267	576	510
Selling, general and administrative expenses	91	84	181	172
Research and development	9	11	19	21
Intangible asset amortization(2)	2	3	4	5
Other operating expense, net	2	19	1	24
Profit from operations	73	53	132	107
Interest and debt expense	19	25	38	61
Preferred security distributions of subsidiary trusts	14	14	29	29
Other expense, net	6	45	10	49
Income (loss) before income taxes and equity income	34	(31)	55	(32)
Provision (benefit) for income taxes	5	(9)	13	(7)
Income (loss) before equity income	29	(22)	42	(25)
Equity in income of affiliated companies	1	1	1	1
Net income (loss) from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	30	(21)	43	(24)
Discontinued operations	2	10	2	(199)
Net income (loss) before cumulative effect of changes in accounting principle	32	(11)	45	(223)
Cumulative effect of changes in accounting principle, net of tax	-	-	(28)	(368)
Net income (loss)	$32	($11)	$17	($591)
Basic and diluted earnings (loss) per share:
Continuing operations	0.27	(0.19)	0.39	(0.22)
Discontinued operations	0.02	0.09	0.02	(1.83)
Cumulative effect of changes in accounting principle	-	-	(0.26)	(3.37)
Net income (loss)	0.29	(0.10)	0.15	(5.42)
Weighted average # of basic shares (millions)	110.5	109.0	110.0	109.0
Weighted average # of diluted shares (millions)	110.7	109.0	110.2	109.0
Income (loss) before income taxes and equity income	34	(31)	55	(32)
Interest, debt expense and preferred security distributions	33	39	67	90
EBIT	67	8	122	58
Depreciation and amortization(2)	23	23	46	45
EBITDA(3)	90	31	168	103

(continued)

(Dollars in Millions)	(Unaudited)
Segment Data	Reported
	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2003	2002	2003	2002
Net Sales From Continuing Operations By Industry Segment
Performance Products	$384	$356	$740	$683
Engineered Materials and Additives	88	81	173	156
Total	$472	$437	$913	$839
Profit From Continuing Operations By Industry Segment
Performance Products	$ 72	$ 62	$128	$120
Engineered Materials and Additives	2	3	4	6
Corporate Items	(1)	(12)	-	(19)
Total	$73	$53	$132	$107
EBITDA(3)	90	31	168	103

(Dollars in Millions, except per share)
Table 2 Reconciliation to Ongoing Operations June 30, 2003	(Unaudited)
	THREE MONTHS ENDED JUNE 30, 2003				THREE MONTHS ENDED JUNE 30, 2002
	Net Income (Loss)(	Basic & Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Basic & Diluted EPS	Profit From Operations	EBITDA
From Table 1	$32	$0.29	$73	$90	($11)	($0.10)	$53	$31
Discontinued operations	(2)	(0.02)	-	-	(10)	(0.09)	-	-
Income (loss) before discontinued operations	30	0.27	73	90	(21)	(0.19)	53	31

Restructuring costs(4)	(1)	(0.01)	(1)	(1)	4	0.04	6	6
Asset Impairments(4)	-	-	-	-	4	0.04	6	6
Debt Prepayment and Write-Off of Debt Issuance Costs(4)	-	-	-	-	28	0.25	-	43

Other gains and losses, net, related to divested businesses(4)	2	0.02	3	3	-	-	-	-
Other(4)	1	0.01	(1)	1	2	0.02	3	3
Subtotal	$2	$0.02	$ 1	$ 3	$38	$0.35	$15	$58
Items related to discontinued operations(1) (4)
Interest Expense	-	-	-	-	$3	$0.02	-	-
Distribution Agreement	-	-	-	-	-	-	(1)	(1)
Subtotal	-	-	-	-		$$0.02	($1)	($1)

Tax benefit attributable to donation of intellectual property	(7)	(0.06)	-	-	-	-	-	-
Adjustment to statutory tax rate	-	-	-	-	2	0.02	-	-

Ongoing Operations(1)	$25	$0.23	$74	$93	$22	$0.20	$67	$88

(continued)

(Dollars in Millions,except per share)	(Unaudited)
Table 3 Reconciliation to Ongoing Operations June 30, 2003	SIX MONTHS ENDED JUNE 30, 2003				SIX MONTHS ENDED JUNE 30, 2002
	Net Income (Loss)(	Basic & Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Basic & Diluted EPS	Profit From Operations	EBITDA
From Table 1	$17	$0.15	$132	$168	($591)	($5.42)	$107	$103
Discontinued operations	(2)	(0.02)	-	-	199	1.83	-	-
Cumulative effect of changes in accounting principle, net of tax	28	0.26	-	-	368	3.37	-	-
Income (loss) before discontinued operations and changes in accounting principle	43	0.39	132	168	(24)	(0.22)	107	103

Restructuring costs(4)	-	-	1	1	6	0.06	9	9
Asset Impairments(4)	-	-	-	-	4	0.04	6	6
Debt Prepayment and Write-Off of Debt Issuance Costs(4)	-	-	-	-	28	0.25	-	43
Other gains and losses, net, related to divested businesses(4)	2	0.02	3	3	(2)	(0.02)	(2)	(2)
Other(4)	1	0.01	(4)	-	3	0.03	4	4
Subtotal	$ 3	$0.03	-	$ 4	$ 39	$0.36	$ 17	$ 60
Items related to discontinued operations(1) (4)
Interest Expense	-	-	-	-	$ 17	$0.15	-	-
Distribution Agreement	-	-	-	-	(3)	(0.03)	(5)	(5)
Corporate Costs	-	-	-	-	(3)	(0.03)	(4)	(4)
Subtotal	-	-	-	-	$ 11	$0.09	($ 9)	($ 9)

Tax benefit attributable to donation of intellectual property	(7)	(0.06)	-	-	-	-	-	-
Adjustment to statutory tax rate	-	-	-	-	5	0.05	-	-

Ongoing Operations(1)	$39	$0.36	$132	$172	$31	$0.28	$115	$154

(1) Ongoing operations and EBITDA are non-GAAP financial measures. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova. Unaudited profit from ongoing operations and EBITDA (see Note 3) exclude restructuring and other costs and includes the effects of the General Electric Specialty Materials "GESM" distribution agreement, which became effective on April 29, 2002.

(2) Net of amortization of debt issuance costs.

(3) Calculated as income from continuing operations before taxes plus interest expense, preferred security distributions, depreciation and amortization, net of amortization of debt issuance costs.

(4) After tax, using a 36% effective tax rate for 2003 and a 35% statutory tax rate for 2002.